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                                 April 7, 2000


U.S. Securities and Exchange Commission
450 5th N.W.
Washington, D.C. 20549

     Re:  Withdrawal of Previously Filed Form 10-SB of CityXpress.com, Inc.
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Dear Sir/Madam:

     CityXpress.com, Inc. (the "Company") hereby respectfully requests that you WITHDRAW from consideration the Company's previously filed Form 10-SB, File No. 0-29401. The Company requests this action to allow it more time to respond to comments previously transmitted to it by your staff. If you have any questions, please feel free to call counsel for the Company, Mr. Jim Hermance, at (404) 588-9211.


                                        Sincerely,


                                        /s/ Ken Bradley
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                                            Ken Bradley
                                            Chief Operating Officer


cc:  Ms. Kara Sandler (via facsimile)
     Jim Hermance